Execution Version
138816

EMPLOYMENT AGREEMENT

Employment Agreement dated as of December 13, 2012, between ACORN ENERGY, INC., a Delaware corporation (with its successors and assigns, referred to as the “Corporation”) and JOHN A. MOORE (hereinafter referred to as “MOORE”).

PRELIMINARY STATEMENT

The Corporation desires to employ MOORE as Chief Executive Officer of the Corporation, and MOORE wishes to be employed by the Corporation in that capacity, upon the terms and subject to the conditions set forth in this Agreement. The Corporation and MOORE also wish to enter into the other agreements set forth in this Agreement, all of which are related to MOORE's employment under this Agreement.

AGREEMENT

MOORE and the Corporation therefore agree as follows:

1.     Commencement of Employment: Term. The parties acknowledge that MOORE commenced employment with the Corporation as its Chief Executive Officer (“CEO”) prior to the date hereof. The term of this Agreement shall be deemed to have commenced as of January 1, 2013 (the “Effective Date”) and MOORE shall continue to serve in the capacity of CEO until the earlier of the fifth (5th) anniversary of the Effective Date or the date his employment is terminated by either or both of the parties in accordance with the provisions of this Agreement (the “Initial Term”). The Term shall be automatically extended for additional one (1) year periods (such extended term, together with the Initial Term, the “Term”) unless either party gives the other party written notice of its desire not to renew the Term (after the Initial Term) no later than ninety (90) days prior to the expiration of the then current Term. The termination of the Term for any reason shall end MOORE's employment under this Agreement, but, except as otherwise set forth herein, shall not terminate MOORE's or the Corporation's other rights and obligations under this Agreement.

2.     Position and Duties. MOORE has been serving, and shall continue to serve, as the CEO of the Corporation and shall carry out such duties and responsibilities consistent with his title, and shall perform and discharge such additional duties and responsibilities as may be reasonably determined by time to time by the Board of Directors of the Corporation (the “Board”). MOORE shall also hold such additional positions and titles with the Corporation and its subsidiaries as the Board may reasonably determine from time to time. MOORE shall report to the Board. During the Term, MOORE shall devote substantially all of his full time and attention to performing his duties as CEO of the Corporation; provided, however, that MOORE shall not be precluded from spending time on personal business and investment matters that do not interfere with his duties and responsibilities hereunder. Additionally, MOORE may also serve as a member of the board of directors of privately-held and publicly-held companies, subject only to his obtaining prior approval from the Board, which approval shall not be unreasonably withheld, conditioned or delayed. MOORE will be based at the Corporation's corporate headquarters, which is currently located at Wilmington, Delaware.

3.     Compensation.

(a)     Base Salary. The Corporation shall pay MOORE a base salary of $425,000 per annum, from the date hereof through December 31, 2013, which base salary shall be increased to (i) $450,000 per annum commencing on the first (1st) anniversary of the Effective Date, (ii) $475,000 per annum commencing on the second (2nd) anniversary of the Effective Date, and (iii) $500,000 commencing on the third (3rd) anniversary of the Effective Date and shall remain at such amount through the end of the Term. Base salary shall be payable in accordance with the Corporation's regular pay cycle for professional employees. The Board, in accordance with its customary review of executive management compensation, may from time to time review MOORE's base salary and make adjustments the Board (or any committee of the Board delegated authority over employee compensation matters) feels are appropriate, but in any event MOORE's base salary shall not be lower than the amounts referred to above.

(a)	Other and Additional Compensation.
(i)Annual Bonus. During the Term, MOORE shall receive an annual cash bonus with respect to each fiscal year of the Corporation of up to one hundred percent (100%) of his aggregate base salary in such fiscal year, based upon the attainment of agreed upon personal and Corporation performance goals and milestones for the preceding fiscal year, as mutually determined by the Board (or any committee of the Board delegated authority over employee compensation matters) and MOORE. The Board (or any such committee) shall negotiate, in good faith, with MOORE the applicable targets for the applicable fiscal year during the period commencing thirty (30) days prior and completing thirty (30) days after the start of such fiscal year (with the first year target to be agreed within thirty (30) days of the date hereof). The actual amount of any bonus payable by the Corporation to MOORE pursuant to this Section 3(b) shall be determined on a sliding scale based upon MOORE's attainment of such targets for the applicable fiscal year, such that the amount of any bonus payable by the Corporation to MOORE pursuant to this Section 3(b) shall be directly proportional to the percentage of such target attained by MOORE during the applicable fiscal year as reasonably determined by the Board in its good faith judgment. Payment of the annual bonus to MOORE will be made no later than March 15 of the fiscal year following the fiscal year for which such annual bonus relates.

(ii)    Stock Options. Commencing on the first (1st) anniversary of the Effective Date and on each anniversary thereof during the Term, through and including the fourth (4th) anniversary of the Effective Date (each, an “Award Date”), the Corporation shall grant MOORE ten (10) year non-qualified options under the Corporation's 2006 Stock Incentive Plan (the “Stock Option Grant”) for the purchase of shares of the Corporation's common stock, par value $0.01 per share (the “Common Stock”), which options at the time of grant shall have a value, based on a Black-Scholes model, of not less than $250,000. Such options shall have an exercise price equal to the closing stock price of a share of the Corporation's Common Stock on the trading date immediately prior to the relevant Award Date. The terms of the Stock Option Grant, including the vesting schedule, shall be as set forth in a separate option agreement executed by and between the parties. Such option agreement shall provide, among other things, that the options shall vest pro rata on a quarterly basis (commencing 90 days from the Award Date) over a period of five (5) years, subject to acceleration as provided herein. Any subsequent stock option grants will be determined annually by the Board (or any committee of the Board delegated authority over employee compensation matters).

(iii)    Challenge Grant. In addition to the Stock Option Award referred to above, the parties intend to discuss the terms of a mutually agreeable grant by the Corporation to MOORE of “Challenge Options” or “Challenge Shares” under the Corporation's 2006 Stock Incentive Plan based upon the future increase in the market capitalization of the Corporation's Common Stock. Assuming agreement by the parties, the grant will be reflected in a separate agreement executed by and between the parties.

(iv)    Registration Rights. The Corporation hereby represents and warrants to MOORE that the shares of Common Stock issuable upon exercise of the options referred to herein are covered by an existing effective registration statement of the Corporation on Form S-8 (a “Form S-8”). The Corporation hereby represents, warrants and agrees that it shall notify MOORE in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act of 1933, as amended (the “Securities Act”) for purposes of a public offering of securities of the Corporation (including, but not limited to, registration statements relating to secondary offerings of securities of the Corporation) and (1) will afford MOORE an opportunity to include in such registration statement all or part of Registrable Securities (as defined below) held by MOORE, (2) cause such Registration Statement to cover all such Registrable Securities for which MOORE requests inclusion, (3) use best efforts to cause such Registration Statement to become effective as soon as practicable, and (4) take all other reasonable action necessary under any federal or state law or regulation of any governmental authority to permit all such Registrable Securities to be sold or otherwise disposed of, and will maintain such compliance with each such federal and state law and regulation of any governmental authority for the period necessary for MOORE to promptly effect the proposed sale or other disposition; and MOORE may make a written request that the Corporation effect a registration under the Securities Act covering such Registrable Securities and the Corporation shall (1) use best efforts to cause such Registration Statement to become effective as soon as practicable, and (2) take all other reasonable action necessary under any federal or state law or regulation of any governmental authority to permit all such Registrable Securities to be sold or otherwise disposed of, and will maintain such compliance with each such federal and state law and regulation of any governmental authority for the period necessary for MOORE to promptly effect the proposed sale or other disposition. For purposes hereof, “Registrable Securities” shall mean the shares of Common Stock issuable upon exercise of any options held by MOORE (including the options referred to in Section 3(b)(ii) and (iii) that are not covered by an existing effective registration statement of the Corporation on Form S-8), any Challenge Shares and such additional shares of capital stock of the Corporation issued to MOORE by way of stock dividend or stock split, or in connection with a combination, recapitalization, share exchange, consolidation or other reorganization of the Corporation.

(vi)    Additional Compensation. The foregoing establishes the minimum compensation during the Term and shall not preclude the Board, in its discretion, from awarding MOORE a higher salary or any additional bonuses, stock options or stock awards based upon MOORE's performance during a fiscal year and/or other criteria as the Board may deem appropriate.

4.     Employee Benefits.

(a)    General. During the Term, MOORE shall be entitled to the employee benefits generally made available to the Corporation's executive officers, including four (4) weeks paid vacation and all U.S. national holidays, dental insurance benefits, participation in the Corporation's 401(k) plan (the “401(k) Plan”) and other plans that may be made available from time to time to the Corporation's executive officers and health insurance benefits. In addition, commencing in calendar year 2013, the Corporation shall contribute for each calendar year an amount equal to three percent (3%) of Moore's aggregate base salary to MOORE's 401(k) Plan, subject to applicable statutory limits.

(b)    Disability Insurance. The Corporation shall also obtain at its expense short-term and long-term disability insurance for the benefit of MOORE, provided that MOORE complete a physical examination to the Corporation's satisfaction.

(c)    Corporate Automobile. MOORE shall have an automobile expense allowance of $1,000 per month, to be used for his leasing of an automobile in connection with his employment hereunder and the payment of insurance, maintenance and gasoline expenses, to be paid either directly by the Corporation or to be reimbursed to MOORE upon his presentation of reasonable documentation to the Corporation, in accordance with the Corporation's controls and procedures and consistent with applicable law.

(d)    Indemnification; Liability Insurance. The Corporation and MOORE entered into an Indemnification Agreement dated November 16, 2011, which remains in full force and effect. The Corporation agrees to obtain and maintain directors' and officers' liability insurance on terms and amounts customary for similarly situated public companies.

5.     Expenses. During the Term, the Corporation shall reimburse MOORE for actual out-of-pocket expenses incurred by him in the performance of his services for the Corporation upon the receipt of appropriate documentation of such expenses.

6.     Termination.

(a)     General. The Term shall end immediately upon MOORE's death, or upon termination by the Corporation for Cause or Disability or by MOORE for Good Reason, each as defined in Section 7. Upon termination of the Term due to MOORE's death or Disability, all compensation due MOORE under this Agreement will cease. In all other cases, (i) the Corporation may terminate this Agreement upon sixty (60) days prior written notice, and (ii) MOORE may terminate this Agreement upon sixty (60) days written notice. The parties agree that the mere act of providing notice to the other party of termination shall not in any event be deemed to provide such other party the right to immediately terminate this Agreement. For all purposes of this Agreement, a termination of employment shall be considered to have occurred if and only if there has been a “termination of employment” as defined in Treasury Reg. §1.409A-1(h)(1)(ii).

(b)     Notice of Termination - Generally. Any termination by the Corporation of MOORE's employment hereunder shall be in writing and delivered to MOORE at the address set forth herein or at such address kept in the records of the Corporation and shall specify the reasons for such termination.

(c)     Termination by the Corporation for Cause; Termination by MOORE without Good Reason. Any written notice of termination of employment by the Corporation of MOORE for Cause shall, to the extent the Cause is curable, allow MOORE the opportunity to cure in accordance with Section 7(a), but in any event no more than thirty (30) calendar days. Such notice of termination shall also state in reasonable detail the Board's understanding of the facts leading to the determination of Cause. Upon the Corporation's final termination of the Term and MOORE's employment for Cause and upon MOORE's final termination of the Term and his employment without Good Reason (pursuant to the notice provisions of Section 6(a) hereof), all compensation due to MOORE under this Agreement shall cease, except that MOORE shall receive the following:

(i) all accrued but unpaid base salary up to the date of termination (payable in accordance with the Corporation's payroll practices);

(ii) reimbursement of all previously unreimbursed expenses pursuant to Section 5;

(iii) all vested and unexercised options granted by the Corporation as of the date of termination shall be exercisable in accordance with the terms of the Plan and applicable stock option agreements; provided that MOORE shall have only three (3) months to exercise such previously vested options; and

(iv) all options that as of the date of termination have not vested as of such date shall terminate.

(d)     Termination by the Corporation upon a Change of Control or Termination by MOORE for Good Reason following a Change of Control. In the event that within three (3) months prior to or one (1) year following a “Change of Control”, as defined in Section 7(c), either (i) the Corporation terminates the employment of MOORE, other than for Cause (pursuant to the notice provisions of Section 6(a) hereof), or (ii) MOORE terminates the Term and his employment for Good Reason (pursuant to the notice provisions of Section 6(a) hereof), MOORE shall receive the following (except as otherwise provided in Section 6(g)):

(i)an amount equal to the sum of (A) twenty four (24) months of then-current base salary (which is in addition to the base salary paid to MOORE after the Corporation's delivery of notice of termination pursuant to Section 6(a) and the actual date of termination) and (B) two (2) times his target bonus for the fiscal year in which such termination occurs, such amount to be payable as provided in Section 8;

(ii)    reimbursement of all previously unreimbursed expenses pursuant to Section 5;

(iii)    the full vesting of any and all stock options granted to MOORE by the Corporation prior to such termination, and extended exercisability thereof until their respective expiration dates; provided, however, that any stock option grant that constitutes an “Incentive Stock Option” that is not exercised within three (3) months of the date of termination shall cease to be treated as an Incentive Stock Option and shall be treated as a Non-Qualified Stock Option on the date that is three (3) months and one (1) day following such date of termination; and

(iv)    the continuation of all medical and dental benefits at the Corporation's sole expense for a period of one (1) year after termination.

For the avoidance of doubt, MOORE shall be entitled to the foregoing benefits once notice of termination is given by the Corporation or by MOORE pursuant to this Section 6(d) and his employment has terminated, regardless of his subsequent death or Disability.

(e)     Termination by the Corporation other than upon Change of Control, Death, Disability or Cause or termination by MOORE for Good Reason. In the event that (i) the Corporation terminates the employment of MOORE (including a non-renewal of this Agreement at the end of the Initial Term provided herein, but not including the non-renewal following any subsequent renewal of the Term) , other than upon a Change of Control, death, Disability or Cause (pursuant to the notice provisions of Section 6(a) hereof), or (ii) MOORE terminates the Term and his employment for Good Reason (pursuant to the notice provisions of Section 6(a) hereof), other than in connection with a Change of Control, MOORE shall receive the following (except as otherwise provided in Section 6(g)):

(i)an amount equal to the sum of (A) twelve (12) months of then-current base salary (which is in addition to the base salary paid to MOORE after the Corporation's delivery of notice of termination pursuant to Section 6(a) and the actual date of termination) and (B) target bonus for the fiscal year in which such termination occurs, such amount to be payable as provided in Section 8;

(ii)reimbursement of all previously unreimbursed expenses pursuant to Section 5;

(iii)accelerated vesting of all unvested options that otherwise would have vested within 24 months of the date of termination, with such accelerated options and all other vested and unexercised options granted by the Corporation as of the date of termination to be exercisable for a period of one (1) year from the date of termination of employment in accordance with the terms of the Plan and applicable stock option agreements; provided, however, that any stock option grant that constitutes an “Incentive Stock Option” that is not exercised within three (3) months of the date of termination shall cease to be treated as an Incentive Stock Option and shall be treated as a Non-Qualified Stock Option on the date that is three (3) months and one (1) day following such date of termination; and

(iv)the continuation of all medical and dental benefits at the Corporation's sole expense for a period of one (1) year after termination.

For the avoidance of doubt, MOORE shall be entitled to the foregoing benefits once notice of termination is given by the Corporation or by MOORE pursuant to this Section 6(e) and his employment has terminated, regardless of his subsequent death or Disability.

(f)     Vesting of Stock Options in event of Change of Control. Notwithstanding any other provisions of this Section 6, in the event of any Change of Control, all stock options granted to MOORE prior to such Change of Control shall vest and remain exercisable until their respective expiration dates; provided, however, that any stock option grant that constitutes an “Incentive Stock Option” that is not exercised within three (3) months of the date of termination shall cease to be treated as an Incentive Stock Option and shall be treated as a Non-Qualified Stock Option on the date that is three (3) months and one (1) day following such date of termination.

(g)    Excess Parachute Payments. (i) To the extent that any payment, enhancement or distribution of any type for the benefit of MOORE by the Corporation, any affiliate of the Corporation, any person who acquires ownership or effective control of the Corporation or ownership of a substantial portion of the Corporation's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations thereunder), whether payable or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced if and to the extent that a reduction in the Total Payments would result in MOORE retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if MOORE received the entire amount of such Total Payments. The Corporation shall reduce the Total

Payments, by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then reducing or eliminating cash payments, in each case in reverse order beginning with the payments or benefits which are to be paid farthest in time from the Determination (defined below).

(ii)     The determination of whether the Total Payments shall be reduced as provided in Section (g)(i) and the amount of such reduction shall be made at the Corporation's expense by an accounting firm selected by MOORE from among the four largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Corporation and MOORE within five (5) days of the termination of employment date. If the Accounting Firm determines that no Excise Tax is payable by MOORE with respect to the Total Payments, it shall furnish MOORE with an opinion reasonably acceptable to MOORE that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Corporation and MOORE.

(h)     Condition. The obligation of the Corporation to make any payments or provide any benefits to MOORE under this Section 6 shall be subject to MOORE signing and not revoking a release of all claims in reasonable form provided to MOORE by the Corporation. In addition, the obligation of the Corporation to make the payments set forth in Sections 6(d)(i) and (iv) and Sections 6(e)(i) and (iv) shall be subject to MOORE fully complying with the obligations under Sections 10, 11(a) and 11(b) of this Agreement.

7.     Definitions.

(a)     "Cause" Defined. “Cause” means (i) the failure by MOORE to perform his duties hereunder; (ii) his failure to follow the written legal directions of the Board; (iii) his conviction of, or pleading guilty or nolo contendere, to a felony or a crime involving moral turpitude, fraud or embezzlement relating to the Corporation; (iv) willful misconduct with regard to the Corporation (including violations of securities laws) having a material adverse impact on the Corporation; or (v) an uncured material breach by MOORE of this Agreement or material breach by MOORE of his fiduciary duties to the Corporation; in each case, unless cured within thirty (30) calendar days' of MOORE's receipt of written notice by the Board of its determination to terminate MOORE with Cause, to the extent curable.

(b)     “Disability” Defined. “Disability” shall mean MOORE's incapacity due to physical or mental illness, as determined by a qualified independent physician, that results in his being unable to substantially perform his duties hereunder for three (3) consecutive months (or for three (3) months out of any six (6)-month period) (in either event, the “Disability Period”). During the Disability Period, MOORE shall continue to receive his base salary hereunder, provided that if the Corporation provides MOORE with disability insurance coverage, payments of MOORE's base salary shall be reduced by the amount of any disability insurance payments received by MOORE due to such coverage. Upon termination of employment, after the end of the Disability Period, all compensation due MOORE under this Agreement shall cease.

(c)     “Change of Control” Defined. “Change of Control” shall mean the occurrence of any one or more of the following events:

(i)    An acquisition (whether directly from the Corporation or otherwise) of any voting securities of the Corporation (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than fifty percent (50%) of the combined voting power of the Corporation's then outstanding Voting Securities;

(ii)    A majority of the members of the Board of Directors of the Corporation is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation's Board of Directors before the date of the appointment or election; or

(iii)     An acquisition by any Person, at any time during the 12-month period ending on the date of the most recent acquisition by such Person or Persons, of assets from the Corporation that have a total Gross Fair Market Value equal to or more than eighty percent (80%) of the total Gross Fair Market Value of all of the assets of the Corporation immediately before such acquisition; provided, however, that the Gross Fair Market Value of any assets of the Corporation acquired by a Person that is controlling, controlled by or under common control with the Corporation or any of its stockholders shall not be taken into account in determining whether a Change of Control has occurred.

(d)     “Good Reason” Defined. “Good Reason” shall mean the occurrence of any of the conditions described below, provided that such condition arises without the consent of MOORE:

(i)    a material diminution in MOORE's authority, duties, or responsibilities;

(ii)    a material diminution in the authority, duties, or responsibilities of the supervisor or corporate body to whom MOORE is required to report, including a requirement that MOORE report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation).

(iii)    a material diminution in MOORE's base compensation;

(iv)    any material breach by the Corporation of any provision of this Agreement; or

(v)    a material change in the geographic location at which MOORE must perform his services.

Notwithstanding the above, a termination of employment shall not be considered to have occurred for “Good Reason” unless: MOORE provides notice of the condition within ninety (90) calendar days after the initial existence of the condition; the Corporation fails to cure such condition within thirty (30) calendar days after such notice; and the termination of employment occurs within two (2) years following the initial existence of the condition.

    (e)    “Gross Fair Market Value” Defined. “Gross Fair Market Value” shall mean the fair market value without regard to liabilities associated with the assets valued.

8.    Payment Terms. Payment of any amounts to which MOORE shall be entitled pursuant to the provisions of Section 6 shall be made in 12 equal monthly installments commencing no later than thirty (30) days following the six (6) month anniversary of the date of termination of employment. Payment of any amounts to which MOORE shall be entitled pursuant to the provisions of Section 11(c) shall be made in 12 equal monthly installments commencing in the month after the completion of the Initial Non-Competition Term (as defined in Section 11(a)), through calendar year-end, and continuing for the months of January and February of the following calendar year. Any amounts payable pursuant to Sections 6 and 11 which are not made within the period specified in this Section 8 shall bear interest at a rate equal to the lesser of (i) the maximum interest rate allowable pursuant to applicable law or (ii) five percent (5%) points above the “prime rate” of interest as published from time-to-time in the Eastern Edition of the Wall Street Journal.

1.Post-Termination Benefits. Upon termination of MOORE's employment hereunder for any reason, in addition to any payments to which MOORE may be entitled upon termination of his employment pursuant to any provision of this Agreement, MOORE shall be entitled to any benefits under any pension, supplemental pension, savings, or other employee benefit plan (other than life or disability insurance and automobile allowance) in which MOORE was participating on the date of any such termination.

10.     Confidentiality.

(a)     “Corporation Information” Defined. “Corporation Information” means all information, knowledge or data of or pertaining to (i) the Corporation, its employees and all work undertaken on behalf of the

Corporation, and (ii) any other person, firm, corporation or business organization with which the Corporation may do business during the Term, that is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters).

(b)    Confidentiality. MOORE hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Corporation not in the public domain disclosed by the Corporation in the course of his employment with the Corporation is attributable substantially to the fact that such confidential information is maintained by the Corporation in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. MOORE therefore, except as otherwise provided in this Section 10(b), covenants and agrees that all Corporation Information shall be kept secret and confidential at all times during and after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except as the Corporation may otherwise expressly authorize by action of the Board. In the event that MOORE is requested in a judicial, administrative or governmental proceeding to disclose any of the Corporation Information, MOORE will promptly so notify the Corporation so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Corporation Information is required, MOORE may furnish the material so required to be furnished, but MOORE will furnish only that portion of the Corporation Information that legally is required. Notwithstanding anything to the contrary contained in the foregoing, MOORE shall not be prevented from disclosing Corporation Information that (i) was or becomes generally available to the public through no fault of MOORE; (ii) was available to MOORE on a non-confidential basis prior his employment with the Corporation; or (iii) was developed independent of the information derived from the Corporation Information.

11.    Non-Competition and Non-Solicitation Covenants.
(a)    Non-Competition. The Corporation and MOORE acknowledge that: (i) the Corporation has a special interest in and derives significant benefit from the unique skills and experience of MOORE; (ii) MOORE will use and have access to proprietary and valuable Corporation Information (as defined in Section 10 hereof) during the course of his employment; and (iii) the agreements and covenants contained herein are essential to protect the business and goodwill of the Corporation or any of its subsidiaries, affiliates or licensees. Accordingly, subject to the Corporation's payment to MOORE of amounts payable pursuant to Section 6 and the Corporation's complying with the provisions of Section 6 and except as hereinafter noted, MOORE covenants and agrees that during the Term, and for a period of one (1) year following the termination of MOORE's employment (two (2) years if such termination was either by the Corporation or by MOORE in connection with a Change of Control pursuant to Section 6(d)) (in either event, the “Initial Non-Competition Term”), MOORE shall not provide any labor, work, services or assistance (whether as an officer, director, employee, partner, agent, owner, independent contractor, stockholder or otherwise) to a “Competing Business.” For purposes hereof, “Competing Business” shall mean any business engaged in the business engaged in by the Corporation or any of its subsidiaries or affiliates during the Term. In consideration of all of the compensation provisions in this Agreement, MOORE agrees to the provisions of this Section 11 and also agrees that the non-competition obligations imposed herein are fair and reasonable under all the circumstances.
(b)    Non-Solicitation of Employees. MOORE covenants and agrees that during the Term, and for a period of one (1) year following termination of employment hereunder for any reason whatsoever (two (2) years if such termination was either by the Corporation or by MOORE in connection with a Change of Control pursuant to Section 6(d)), MOORE shall not directly or indirectly solicit any other employee of or consultant to the Corporation, or any of its subsidiaries or affiliates to terminate such employee's employment or consultant's relationship with the Corporation, or any of its subsidiaries or affiliates, as the case may be, or to become employed by or a consultant to a Competing Business.
(c)    Extension of Covenants. The Corporation, at its sole option, may elect to extend the non-solicitation and non-competition covenants of this Section 11 for one (1) additional year, by notice to MOORE within 30 days before the expiration of such covenants. If such election is made, the Corporation shall pay to MOORE in accordance with Section 8 an amount equal to the sum of the base salary at the time of MOORE's termination and the previous year's annual bonus (but if MOORE's termination occurs prior to determination of his bonus for fiscal year 2012, the bonus amount will be the target bonus of $425,000).

(d)    Remedies. MOORE acknowledges that any such breach of the provisions of Section 10 and this Section 11 is likely to result in immediate and irreparable harm to the Corporation for which money damages are likely to be inadequate. Accordingly, MOORE acknowledges that in the event of any such breach, the Corporation may obtain injunctive and other appropriate equitable relief in any forum where proper jurisdiction can be obtained upon the institution of proceedings therefor by the Corporation in order to protect its rights hereunder. Such relief in the event of such breach may include, without limitation, an injunction to prevent: (i) the breach or continuation of MOORE's breach of Section 10 or Section 11 hereof; (ii) MOORE from disclosing any trade secrets or Corporation Information; (iii) any Competing Business from receiving from MOORE or using any such trade secrets or Corporation Information; and/or (iv) any such Competing Business from retaining or seeking to retain any employees of the Corporation. The provisions of this Section 11(d) shall survive the termination of this Agreement and the Term.
(e)    Early Termination of Restrictive Covenants. Notwithstanding the foregoing, the restrictive covenants set forth in Sections 11(a) and (b) shall terminate if any payments required by Sections 6 and 11(c) hereof to be made by the Corporation to MOORE are not made within the periods specified in Section 8.

12.    Successors and Assigns; Expenses.

(a)    The Employee. This Agreement is a personal contract, and the rights and interests that the Agreement accords to MOORE may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of MOORE shall be for the sole personal benefit of MOORE, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against MOORE. Except as so provided, this Agreement shall inure to the benefit of and be binding upon MOORE and his personal representatives, distributees and legatees.

(b)    The Corporation. This Agreement shall be binding upon the Corporation and inure to the benefit of the Corporation and its successors and assigns.

(c)    Expenses. The Corporation shall either reimburse MOORE or pay directly to his counsel, Reitler Kailas & Rosenblatt LLC, an amount of up to $15,000 for its costs related to the negotiation, preparation and review of this Agreement.

13.    Entire Agreement. This Agreement, together with the Stock Option Grant, represents the entire agreement between the parties concerning MOORE's employment with the Corporation and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between MOORE and the Corporation relating to the subject matter of this Agreement.

14.    Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by MOORE and by a duly authorized officer of the Corporation. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

15.    Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to MOORE:                John A. Moore
101 Brookmeadow Road
Wilmington, DE 19807

with a copy to:                Reitler Kailas & Rosenblatt LLC
885 Third Avenue, 20th Floor
New York, NY 10022
Attention: Scott H. Rosenblatt, Esq.

If to the Corporation:            Acorn Energy, Inc.
3903 Centerville Road
Wilmington, Delaware 19807
Attention: Chairman of the Compensation Committee

with a copy to:                Eilenberg & Krause LLP
11 East 44th Street
New York, NY 10017
Attention: Sheldon Krause , Esq.

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

16.    Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Corporation and MOORE that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

17.    Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18.    Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

19.    Withholding Taxes. All salary, benefits, reimbursements and any other payments to MOORE under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

20.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

21.    Applicable Law; Jurisdiction. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement, without reference to rules relating to conflicts of law. Except as otherwise provided in Section 11(d), any suit, action or proceeding against MOORE with respect to this Agreement, or any judgment entered by any court in respect thereof, may be brought in any court of competent jurisdiction in the State of Delaware, as the Corporation may elect in its sole discretion, and MOORE hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

__________________________________
JOHN A. MOORE

ACORN ENERGY, INC.

By:	_____________________________
Name: Heather K. Mallard
Title: Vice President, Secretary, General Counsel

By:	_____________________________
Name: Richard Giacco
Title: Director, on behalf of the Board of Directors